EXHIBIT 99.1

AutoZone Announces Organizational Changes

MEMPHIS, Tenn., Aug. 28, 2025 (GLOBE NEWSWIRE) -- AutoZone (NYSE: AZO) today announced that Bill Hackney, Executive Vice President, Merchandising, Marketing, and Supply Chain, and Rick Smith, Senior Vice President, Human Resources, will retire in November of 2025 (Hackney) and January of 2026 (Smith).

In his 40-year AutoZone career, Bill has worked tirelessly to ensure that AutoZone always has the best merchandise at the right price for our customers. He's driven innovation and been a trusted partner and vocal advocate for our industry.

Rick Smith, also a 40-year AutoZoner, has had a far-reaching impact on AutoZone, having led multiple areas and teams during his remarkable four-decade career. Rick’s passion for AutoZone and AutoZone’s culture is special.

“I give special thanks to Bill and Rick for their many contributions and exceptional years of service to our customers, their fellow AutoZoners, AutoZone and our industry. After working side-by-side with these two leaders for decades, words fall short in expressing what Bill and Rick have meant to AutoZone and to me personally. While we will miss them both, they have built organizations that are well-prepared to move AutoZone forward for many years to come. I wish them and their families the very best in their retirements,” said Phil Daniele, President and Chief Executive Officer.

Eric Gould, a 33-year AutoZoner, currently Senior Vice President, Supply Chain, has been promoted to Executive Vice President, Merchandising, Marketing, and Supply Chain and will succeed Bill Hackney. Denise McCullough, a 25-year AutoZoner, currently, Vice President, Transportation, has been promoted to Senior Vice President, Supply Chain.

Eric Leef will succeed Rick Smith and join AutoZone as Senior Vice President, Human Resources. He comes to AutoZone from Hertz where he most recently served as Executive Vice President, Human Resources. Prior to joining Hertz, he served as Chief Human Resources Officer at Atria Senior Living Community and held several executive-level HR roles at General Electric (GE). Eric has over 20 years of experience leading global HR organizations.

Eric Gould, a current member of AutoZone’s Executive Committee, will report to Phil Daniele. Denise McCullough and Eric Leef will also join AutoZone’s Executive Committee.

“We are very excited to announce the promotions of Eric and Denise, and to have Eric Leef join AutoZone. Eric and Denise are both veteran AutoZoners with proven track records of success at our company. Eric Leef has extensive HR and leadership experience and will provide added depth to our talented management team,” said Daniele.

About AutoZone (NYSE: AZO)
As of May 10, 2025, AutoZone had 6,537 stores in the U.S., 838 in Mexico and 141 in Brazil, for a total store count of 7,516.

AutoZone is the leading retailer and distributor of automotive replacement parts and accessories in the Americas. Each store carries an extensive product line for cars, sport utility vehicles, vans and light duty trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. The majority of stores have a Commercial sales program that provides prompt delivery of parts and other products and Commercial credit to local, regional and national repair garages, dealers, service stations, fleet owners and other accounts. AutoZone also sells automotive hard parts, maintenance items, accessories and non-automotive products through www.AutoZone.com, and our Commercial customers can make purchases through www.AutoZonePro.com. Additionally, we sell the ALLDATA brand of automotive diagnostic, repair, collision and shop management software through www.ALLDATA.com. We also provide product information on our Duralast-branded products through www.DuralastParts.com. AutoZone does not derive revenue from automotive repair or installation services.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, Brian.Campbell@AutoZone.com
Media: Jennifer Hughes at (901) 495-6022, Jennifer.Hughes@AutoZone.com